Exhibit 99.1

Company Contact Gina Rodrigues Aware, Inc. 781-276-4000 grodrigues@aware.com	Investor Contact Matt Glover and Sam Duke Gateway Group, Inc. 949-574-3860 AWRE@gatewayir.com

Aware Reports First Quarter 2021 Financial Results

Third Consecutive Quarter of Growth and Record Number of Knomi Transactions

BEDFORD, MASS. – Apr. 27, 2021 – Aware, Inc. (NASDAQ: AWRE), a leading supplier of biometrics software products, solutions and services, today reported financial results for the first quarter ended March 31, 2021.

First Quarter 2021 and Recent Operational Highlights

•	Surpassed 7 million transactions protected by Knomi worldwide in the first three months of 2021, compared to 11 million transactions in all of 2020.

•	Subscription revenue is building momentum, already approaching FY2020 levels; consistent with our transformational strategy.

•

Teamed up with leading cyber security solutions provider, Intercede, to power its MyID solution. The two companies have already secured an initial progress order under a ten-year contract with the U.S. Department of State where MyID will be used in an innovative Identity Management System and Credential Management System solution through Guidehouse.

•	Passed NIST’s PFT III evaluation, reaffirming Aware’s position as the pre-eminent 1:1 fingerprint matcher and template generator vendor in the world.

•	Awarded 2020 IT Cybersecurity Excellence Award from Technology Marketing Corporation, affirming Knomi’s capability to address threats like identity theft and large-scale data breaches.

•

Appointed cybersecurity veteran Gary Evee to the Board of Directors, providing directly applicable industry operator experience and additional business and technical execution knowledge. Evee has also been named a member of the Company’s nominating and corporate governance committee.

First Quarter 2021 Financial Results

Revenue for the first quarter of 2021 was $4.4 million, compared to $3.4 million in the fourth quarter of 2020 and $3.5 million in the same year-ago period. The 29% sequential increase in revenue and the 26% year-over-year increase in revenue was primarily due to increased subscription-based revenue related to growing transaction volume from existing customers and the upfront recognition of fixed minimum amounts from two new international wins.

Net loss in the first quarter of 2021 totaled $1.4 million, or $(0.07) per diluted share, which compares to net loss of $1.6 million, or $(0.08) per diluted share, in the fourth quarter of 2020 and net loss of $1.1 million, or $(0.05) per diluted share, in the same year-ago period.

Adjusted EBITDA loss (a non-GAAP metric reconciled below) for the first quarter of 2021 was $1.1 million, compared to adjusted EBITDA loss of $1.4 million in the fourth quarter of 2020 and adjusted EBITDA loss of $1.1 million, in the same year-ago period. The sequential quarter increase in adjusted EBITDA was primarily due to an increase in revenue. The consistent year-over-year period adjusted EBITDA was a result of our revenue increase as we start to see the benefit of our investment in sales and engineering resources.

Cash and cash equivalents totaled $36.0 million as of March 31, 2021, compared to $38.6 million as of December 31, 2020.

Management Commentary

“Our strong topline performance in the first quarter of 2021 was largely driven by our continued success transforming our business to a more subscription and consumption-based model, as demonstrated by our 5x year-over-year increase in subscription revenue, as well as the success of our Intercede partnership and our acquisition of AFIX,” said Bob Eckel, Aware’s Chief Executive Officer. “Our new model enables us to deliver solutions at any scale—whether it’s for local law enforcement agencies or the largest financial institutions—and benefit from high margins, SaaS-like revenues and robust retention rates. Our mobile liveness detection offering, Knomi™, processed a record number of transactions in the quarter; setting us up for a 2021 that we expect will bring material growth by the end of the year. Knomi’s building momentum is a testament to its growing global presence as well as its popularity among end users in every sector. Although we are realistically optimistic that the pandemic-related headwinds we’ve experienced will transform into tailwinds, we are continuing to monitor the situation around the globe to ensure the smooth and continuous implementation and operation of Aware’s offerings.

“From an operational standpoint, we teamed up with Intercede, which has already resulted in a meaningful win with the Department of State and completed our integration of AFIX. OEMs, value-added resellers and integrated reseller partnerships are instrumental in bringing us to both new and existing growth markets at a rapid pace. As we continue to build inroads with customers in Latin America and Europe, we are also looking to leverage our channel partners to secure long-term contracts that reaffirm our technological edge.

“In addition to partnerships, we’re actively pursuing our corporate development initiatives and continue to evaluate investments that align with our transformational strategy. Our near-term focus remains on expanding our pipeline and executing on our multi-pronged growth strategy.”

About Aware

Aware, a global leader in productized biometrics software products, solutions, and services, provides critical biometric functionality to collect, manage, process, and match biometric images and data for identification and authentication. With their decades-long experience, Aware leads the market in liveness detection and multi-modal fusion to protect client and business processes through fingerprint, face, iris, and voice matching algorithms, mobile biometric capture and authentication software, a biometric workflow and middleware platform, and a fully scalable ABIS. Their device-agnostic, integration-ready, and customer-managed products enable ease-of-use for enterprises to empower individuals to own their identities. Aware serves customers across a multitude of industries, including financial services, enterprise security, healthcare, human resources, citizen ID, border management, law enforcement, defense, and intelligence. Aware is a publicly held company (Nasdaq: AWRE) based in Bedford, Massachusetts. To learn more, visit https://www.aware.com or follow Aware on Twitter @AwareBiometrics.

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue, earnings and non-recurring charges, and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Risk factors related to our business include, but are not limited to: i) our operating results may fluctuate significantly and are difficult to predict; ii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iii) a significant commercial market for biometrics technology may not develop, and if it does, we may not be successful in that market; iv) we derive a significant portion of our revenue from third party channel partners; v) the biometrics market may not experience significant growth or our products may not achieve broad acceptance; vi) we face intense competition from other biometrics solution providers; vii) our business is subject to rapid technological change; viii) our software products may have errors, defects or bugs which could harm our business; ix) our business may be adversely affected by our use of open source software; x) we rely on third party software to develop and provide our solutions and significant defects in third party software could harm our business; xi) part of our future business is dependent on market demand for, and acceptance of, the cloud-based model for the use of software: xii) our operational systems and networks and products may be subject to an increasing risk of continually evolving cybersecurity or other technological risks which could result in the disclosure of company or customer confidential information, damage to our reputation, additional costs, regulatory penalties and financial

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2020 Aware, Inc.

losses; xiii) our intellectual property is subject to limited protection; xiv) we may be sued by third parties for alleged infringement of their proprietary rights; xv) we must attract and retain key personnel; xvii) our business may be affected by government regulations and adverse economic conditions; xviii) we may make acquisitions that could adversely affect our results, xix) we may have additional tax liabilities; and xx) we believe the effects caused by the COVID-19 pandemic will likely have an adverse impact on our revenue over the next several quarters.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2020 and other reports and filings made with the Securities and Exchange Commission.

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2020 Aware, Inc.

AWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2021	2020
Revenue:
Software licenses	$2,367	$1,969
Software maintenance	1,536	1,362
Services	516	187

Total revenue	4,419	3,518

Costs and expenses:
Cost of sales	383	170
Research and development	2,396	2,272
Selling and marketing	1,652	1,285
General and administrative	1,437	1,138

Total costs and expenses	5,868	4,865

Operating loss	(1,449)	(1,347)
Interest and other income	1	148

Loss before benefit from income taxes	(1,448)	(1,199)
Provision (benefit) from income taxes	(—)	(139)

Net loss	($1,448)	($1,060)

Net loss per share – basic	($0.07)	($0.05)
Net loss per share – diluted	($0.07)	($0.05)
Weighted-average shares – basic	21,494	21,522
Weighted-average shares – diluted	21,494	21,522

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2020 Aware, Inc.

AWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	March 31, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$36,040	$38,565
Accounts and unbilled receivables, net	5,354	4,514
Property and equipment, net	3,567	3,701
Goodwill and intangible assets, net	2,825	2,868
Long-term tax receivable	1,398	1,398
All other assets, net	531	582

Total assets	$49,715	$51,628

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$1,807	$2,025
Deferred revenue	3,543	3,933
Total stockholders’ equity	44,365	45,670

Total liabilities and stockholders’ equity	$49,715	$51,628

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2020 Aware, Inc.

Non-GAAP Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles in the United States (U.S. GAAP), this news release contains the non-GAAP financial measure Adjusted EBITDA, which we define as U.S. GAAP net income (loss) plus depreciation of fixed assets and amortization of intangible assets, stock-based compensation expenses, other (expense) income, net, and income tax provision. We use adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, and evaluating short-term and long-term operating trends in our operations. We believe that the adjusted EBITDA financial measure assists in providing an enhanced understanding of our underlying operational measures to manage the business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that the adjusted EBITDA is useful to investors because it allows them to gain a meaningful understanding of changes in our core operating results, and can also help investors who wish to make comparisons between Aware and other companies on both a GAAP and a non-GAAP basis.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. We expect to continue to incur expenses similar to the financial adjustments described above in arriving at adjusted EBITDA and investors should not infer from our presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring. The following table includes the reconciliations of our U.S. GAAP net loss the most directly comparable U.S. GAAP financial measure, to our adjusted EBITDA for the three months ended March 31, 2021, December 30, 2020 and March 31, 200.

AWARE, INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET LOSS

(In thousands)

(unaudited)

	Three Months Ended March 31,
	2021	2020
Net loss	($1,448)	($1,060)
Depreciation and Amortization	177	132
Stock based compensation	197	83
Interest Income	(1)	(148)
Benefit from income taxes	—	(139)

Adjusted EBIDTA	($1,075)	($1,132)

	Three Months Ended
	March 31,	December 31
	2021	2020
Net loss	($1,448)	($1,635)
Depreciation and Amortization	177	160
Stock based compensation	197	281
Interest Income	(1)	(2)
Benefit from income taxes	—	(218)

Adjusted EBIDTA	($1,075)	($1,414)

###

Aware is a registered trademark of Aware, Inc.

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2020 Aware, Inc.